Exhibit 99.2

AUTODESK, INC. (ADSK)
FIRST QUARTER FISCAL 2013 EARNINGS ANNOUNCEMENT
May 17, 2012
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 17, 2012 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

First Quarter Fiscal 2013 Overview

Year-over-year growth in the first quarter was fueled by strength in Asia Pacific and the Americas, while economic conditions influenced uneven results in EMEA and emerging countries.  Suites continued to lead product growth.  Additional first quarter highlights include strength in both our Manufacturing and Architecture, Engineering and Construction (AEC) business segments, record deferred revenue, solid cash flow from operations, and strong improvement in operating margin and earnings per share.

●	Revenue was $589 million, an increase of 11 percent, compared to the first quarter last year and a decrease of 1 percent compared to the fourth quarter of fiscal 2012.
●	GAAP operating margin was 16 percent, compared to 15 percent in the first quarter last year and 15 percent in the fourth quarter of fiscal 2012.
●	Non-GAAP operating margin was 25 percent, compared to 23 percent in the first quarter last year and 24 percent in the fourth quarter of fiscal 2012.

●
On a GAAP basis, diluted earnings per share were $0.34, compared to diluted earnings per share of $0.29 in the first quarter last year and diluted earnings per share of $0.31 in the fourth quarter of fiscal 2012.

●
On a non-GAAP basis, diluted earnings per share were $0.47, compared to non-GAAP diluted earnings per share of $0.40 in the first quarter last year and non-GAAP diluted earnings per share of $0.46 in the fourth quarter of fiscal 2012.

●	Cash flow from operating activities was $139 million, compared to $128 million in the first quarter last year, and $175 million in the fourth quarter of fiscal 2012.

Revenue Analysis

(in millions)	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Total net revenue	$528	$546	$549	$592	$589
License and other revenue	$323	$333	$331	$370	$361
Maintenance revenue	$205	$213	$217	$222	$228

Total net revenue for the first quarter was $589 million, an increase of 11 percent compared to the first quarter last year as reported and 9 percent on a constant currency basis.  Total net revenue for the first quarter decreased 1 percent sequentially as reported and on a constant currency basis.

License and other revenue was $361 million, an increase of 12 percent compared to the first quarter last year, and a decrease of 2 percent sequentially.

Revenue from commercial new licenses increased 19 percent compared to the first quarter last year, and 7 percent sequentially.

Maintenance revenue was a record $228 million, an increase of 11 percent compared to the first quarter last year, and 2 percent sequentially.

Net maintenance billings increased 1 percent compared to the first quarter last year, and decreased 20 percent sequentially.  Performance in net maintenance billings was impacted by general weakness in EMEA and the Media & Entertainment (M&E) business segment, and by early maintenance renewal activity in the fourth quarter of fiscal 2012, primarily in EMEA.  The sequential decrease is also due to typical seasonality.

Revenue by Geography

Revenue by Geography (in millions)	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
EMEA	$215	$212	$202	$234	$224
Americas	$181	$191	$200	$226	$208
Asia Pacific	$132	$143	$146	$133	$157

Emerging Economies	$77	$88	$87	$95	$82
Emerging as a % of Total Revenue	15%	16%	16%	16%	14%

Revenue in EMEA was $224 million, an increase of 4 percent compared to the first quarter last year as reported and 2 percent on a constant currency basis.  EMEA revenue decreased 4 percent sequentially as reported and on a constant currency basis.  Our year-over-year performance in the EMEA region was varied by country.  In general, we experienced weakness in most of southern Europe and had better results in central Europe including a record quarter in Germany.  Within EMEA we had good performance in our manufacturing and AEC business segments, while PSEB and M&E did not do as well.

Revenue in the Americas was $208 million, an increase of 14 percent compared to the first quarter last year and a decrease of 8 percent sequentially.  The Americas region was led by strong year-over-year growth in the U.S. and Canada.

Revenue in APAC was a record $157 million, an increase of 19 percent compared to the first quarter last year as reported and 13 percent on a constant currency basis.  Revenue in APAC increased 17 percent sequentially as reported and on a constant currency basis.  Year-over-year growth in APAC was driven by strength in Japan and South Korea.

Revenue from emerging economies was $82 million, an increase of 6 percent compared to the first quarter last year as reported and on a constant currency basis.  Results were mixed by country and geography.  Year-over-year strength in Russia and China was offset by weaker results in Brazil and India.  Revenue from emerging economies decreased 14 percent sequentially as reported and 13 percent on a constant currency basis.

Revenue by Product Type

Revenue by Product Type	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Flagship	$325	$308	$311	$331	$336
Suites	$124	$158	$151	$162	$166
New and Adjacent	$79	$80	$87	$99	$87

Revenue from Flagship products was $336 million, an increase of 4 percent compared to the first quarter last year, and 1 percent sequentially.  Year-over-year growth in Flagship was driven by AutoCAD LT and AutoCAD, which was offset by declines in other Flagship products as customers move to our suites.

Revenue from Suites was $166 million, or 28 percent of total revenue.  Revenue from Suites increased 34 percent compared to the first quarter last year, and 3 percent sequentially.  Suites continue to gain acceptance globally led by year-over-year growth in our AEC and Manufacturing suites.

Revenue from New and Adjacent products was $87 million and increased 9 percent compared to the first quarter last year, and decreased 13 percent sequentially.  Year-over-year growth in New and Adjacent was driven by growth in simulation products and Autodesk consulting services.  The sequential decline is related to a decrease in several point products that are available in our suites.

As our customers migrate from our stand-alone products to Suites, we anticipate that our revenue from Suites will increase as a percentage of total revenue and that our revenue from our Flagship products will similarly decline as a percentage of total revenue.

Revenue by Business Segment

Revenue by Segment (in millions)	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Platform Solutons and Emerging Business	$211	$199	$210	$214	$229
Architecture, Engineering and Construction	$141	$158	$152	$175	$163
Manufacturing	$123	$136	$134	$148	$146
Media and Entertainment	$53	$54	$53	$55	$51

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $229 million, an increase of 9 percent compared to the first quarter last year, and 7 percent sequentially.  Combined revenue from AutoCAD and AutoCAD LT was $208 million, an increase of 8 percent compared to the first quarter last year, and 9 percent sequentially.  Revenue from PSEB suites grew 50 percent compared to a small base in the first quarter last year and 1 percent sequentially.

Revenue from our AEC business segment was $163 million, an increase of 16 percent compared to the first quarter last year, and a decrease of 7 percent sequentially.  Revenue from our AEC suites increased 51 percent compared to the first quarter last year and 6 percent sequentially.  Year-over-year growth in AEC was led by strength in the Americas and APAC, and continued adoption of AEC suites.  The sequential decline was due to typical seasonality.

Revenue from our Manufacturing business segment was $146 million, an increase of 18 percent compared to the first quarter last year and a decrease of 1 percent sequentially.  Revenue from our Manufacturing suites increased 16 percent compared to the first quarter last year and decreased 1 percent sequentially.  Year-over-year growth in our manufacturing segment was led by strength in the Americas and APAC, as well as continued adoption of our manufacturing suites and simulation products.  The sequential decline was due to typical seasonality.

Revenue from our M&E business segment was $51 million, a decrease of 5 percent compared to the first quarter last year and 9 percent sequentially.  Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites decreased 2 percent compared to the first quarter last year and 3 percent sequentially.  Several of our animation products, including 3dsMax, are now available in our design suites and as a result, many customers no longer need to purchase these products separately.  So as our customers migrate to our new suites, we are starting to see reported revenue for the stand-alone versions of those animation products decline.  This is not unexpected.  Revenue from Creative Finishing decreased 14 percent compared to the first quarter last year and 22 percent sequentially.  The decrease in revenue from Creative Finishing is related to customers delaying purchase in anticipation of a new third-party hardware platform that is expected to be released this quarter (second quarter fiscal 2013), and our Smoke for the Mac product, which will be released in Autodesk’s fiscal third quarter fiscal 2013.

Margins and EPS Review

Gross Margin	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Gross Margin - GAAP	90%	89%	89%	90%	90%
Gross Margin - Non-GAAP	91%	91%	91%	92%	92%

Operating Expenses (in millions)	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Operating Expenses - GAAP	$395	$394	$399	$443	$436
Operating Expenses - Non-GAAP	$364	$360	$366	$406	$396

Operating Margin	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Operating Margin - GAAP	15%	17%	16%	15%	16%
Operating Margin - Non-GAAP	23%	25%	25%	24%	25%

Earnings Per Share	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Diluted Net Income Per Share - GAAP	$0.29	$0.30	$0.32	$0.31	$0.34
Diluted Net Income Per Share - Non-GAAP	$0.40	$0.44	$0.44	$0.46	$0.47

GAAP gross margin in the first quarter was 90 percent.  Non-GAAP gross margin in the first quarter was 92 percent.  The year-over-year increase of both GAAP and non-GAAP gross margin is primarily related to the cost savings associated with increased usage of electronic fulfillment.

GAAP operating expenses increased 10 percent year-over-year and decreased 2 percent sequentially.  Non-GAAP operating expenses increased 9 percent year-over-year and decreased 2 percent sequentially.  The year-over-year increase in both GAAP and non-GAAP operating expenses is primarily related to higher employee related costs.  The sequential decrease in both GAAP and non-GAAP operating expenses is related to typical seasonality.

GAAP operating margin was 16 percent and increased 110 basis points compared to the first quarter last year.  GAAP operating margin increased 50 basis points sequentially.

Non-GAAP operating margin was 25 percent and increased 210 basis points compared to the first quarter last year.  The year-over-year increase in both GAAP and non-GAAP operating margin was driven primarily by increased revenue.  Non-GAAP operating margin increased 90 basis points sequentially.   The sequential increase in both GAAP and non-GAAP operating margin was driven primarily by seasonally lower operating expenses.

The first quarter effective tax rate was 19 percent for our GAAP results and 26 percent for our non-GAAP results.

Earnings per diluted share for the first quarter were $0.34 GAAP and $0.47 non-GAAP.

The share count used to compute basic net income per share was 228.1 million.  The share count used to compute diluted net income per share was 234.1 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Currency Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
FX Impact on Total Net Revenue	$(3)	$8	$12	$12	$14
FX Impact on Cost of Revenue and Operating Expenses	$(9)	$(17)	$(12)	$(5)	$(2)
FX Impact on Operating Income	$(12)	$(9)	$0	$7	$12

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the first quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $14 million favorable on revenue and $2 million unfavorable on cost of revenue and operating expenses.

Compared to the fourth quarter of fiscal 2012, the impact of foreign currency exchange rates and hedging was zero on revenue and $1 million unfavorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Cash Flow from Operating Activities	$128	$132	$138	$175	$139
Capital Expenditures	$23	$17	$9	$14	$12
Depreciation and Amortization	$25	$30	$31	$30	$29
Total Cash and Marketable Securities	$1,526	$1,553	$1,534	$1,604	$1,796
Days Sales Outstanding	47	49	43	61	46
Deferred Revenue	$622	$642	$620	$719	$727

Total cash and investments at the end of the first quarter was approximately $1.8 billion.

During the first quarter, Autodesk used approximately $99 million to repurchase 2.5 million shares of common stock at an average price of $39.79 per share.

Cash flow from operating activities during the first quarter was $139 million, an increase of 9 percent compared to the first quarter last year and a decrease of 21 percent sequentially.  The sequential decrease is primarily due to typical seasonality.

Days sales outstanding (DSO) was 46 days, a decrease of 1 day compared to the first quarter last year and a decrease of 15 days sequentially.  The sequential decrease is primarily due to typical seasonality and improved billings linearity.

Deferred revenue was a record $727 million, an increase of 17 percent compared to the first quarter last year and 1 percent sequentially.  The year-over-year increase is primarily due to increased maintenance billings over the past four quarters.  The small sequential increase is primarily related to lower first quarter maintenance billings.

Shippable backlog was $6 million, a decrease of $19 million compared to the first quarter last year and $21 million sequentially.  At the end of the first quarter, channel inventory weeks was at a record low of approximately one week.  A decrease in channel inventory and shippable backlog was expected as a result of our transition to increased use of electronic software delivery.

Business Outlook

The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below.  Autodesk’s business outlook for the second quarter and full year fiscal 2013 assumes a continuation of the current economic environment and foreign exchange currency rate environment.

Second Quarter Fiscal 2013

2Q FY13 Guidance Metrics	2Q FY13 (ending July 31, 2012)
Revenue (in millions)	$580 to $600
EPS - GAAP	$0.29 to $0.34
EPS - Non-GAAP	$0.46 to $0.51

Non-GAAP earnings per diluted share exclude $0.12 related to stock-based compensation expense and $0.05 for the amortization of acquisition related intangibles, net of tax.

The majority of the projected euro and yen denominated net revenue for our second quarter fiscal 2013 has been hedged, which should mitigate the impact of currency fluctuations on our second quarter results.  However, over an extended period of time, currency fluctuations will increasingly impact our results.  We hedge our net exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2013 has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Full Year Fiscal 2013

Net revenue for fiscal 2013 is expected to increase by at least 10 percent compared to fiscal 2012.  Autodesk anticipates fiscal 2013 GAAP operating margin to increase by approximately 120 basis points and non-GAAP operating margin to increase by approximately 200 basis points compared to fiscal 2012. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2013 is provided in the tables following these prepared remarks.

Both second quarter fiscal 2013 and full year fiscal 2013 outlooks assume an annual effective tax rate of approximately 26 percent for both GAAP and non-GAAP results.  This rate does not include the federal R&D tax credit benefit, which expired on December 31, 2011, or one-time discrete items.  The assumed effective tax rate will be adjusted if or when there is a renewal of the tax credit.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates.  A few points on our hedging program include:

●
We do not conduct foreign currency exchange hedging for speculative purposes.  The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

●
We utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

●	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period.  However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table in above “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list.  This is not a complete list.
“Flagship” includes the following products:

●	3ds Max®
●	AutoCAD®
●	AutoCAD LT®
●	AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
●	Civil 3D®
●	Inventor® products (standalone)
●	Maya®
●	Plant 3D
●	Revit® products (standalone)

“Suites” include the following products classes:

●	Autodesk® Design Suites
●	Building Design Suites
●	Educational/academic suites
●	Entertainment Creation Suites
●	Factory Design Suites
●	Infrastructure Design Suites
●	Inventor® family suites
●	Plant Design Suites
●	Product Design Suites
●	Revit® family suites

“New and Adjacent” includes the following products and services:

●	Alias® Design products
●	Autodesk® 360 products
●	Autodesk® Consulting
●	Autodesk® Simulation Mechanical
●	Autodesk® Simulation Multiphysics
●	Buzzsaw®
●	CF Design
●	Constructware®
●	Consumer products
●	Creative Finishing products
●	Moldflow® products
●	Navisworks®
●	Scaleform®
●	Vault products
●	All other products

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated revenue performance and trends (including by geography, product, product type, and end user), electronic product delivery and the related reduction of channel inventory, the impact of foreign exchange hedges and other statements regarding our expected strategies, performance and results.  There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions, failure to maintain our revenue growth and profitability, our performance in particular geographies, including emerging economies, failure to successfully incorporate sales of licenses of products suites into our overall sales strategy, failure to successfully expand adoption of our products, failure to maintain cost reductions and productivity increases or otherwise control our expenses, slowing momentum in maintenance billings or revenues, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense or impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2012, which is on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2012 Autodesk, Inc. All rights reserved.
# # #

Other Supplemental Financial Information (a)

Fiscal Year 2013	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$589				$589
License and Other Revenue	$361				$361
Maintenance Revenue	$228				$228

GAAP Gross Margin	90%				90%
Non-GAAP Gross Margin (1)(2)	92%				92%

GAAP Operating Expenses	$436				$436
GAAP Operating Margin	16%				16%
GAAP Net Income	$79				$79
GAAP Diluted Net Income Per Share (b)	$0.34				$0.34

Non-GAAP Operating Expenses (1)(3)	$396				$396
Non-GAAP Operating Margin (1)(4)	25%				25%
Non-GAAP Net Income (1)(5)	$110				$110
Non-GAAP Diluted Net Income Per Share (1)(6)(b)	$0.47				$0.47

Total Cash and Marketable Securities	$1,796				$1,796
Days Sales Outstanding	46				46
Capital Expenditures	$(12)				$(12)
Cash Flow from Operating Activities	$139				$139
GAAP Depreciation and Amortization	$29				$29

Deferred Maintenance Revenue Balance	$648				$648

Revenue by Geography (in millions):
Americas	$208				$208
Europe, Middle East and Africa	$224				$224
Asia Pacific	$157				$157
% of Total Rev from Emerging Economies	14%				14%

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$229				$229
Architecture, Engineering and Construction	$163				$163
Manufacturing	$146				$146
Media and Entertainment	$51				$51

Other Revenue Statistics:
% of Total Rev from Flagship	57%				57%
% of Total Rev Suites	28%				28%
% of Total Rev New and Adjacent	15%				15%
% of Total Rev from AutoCAD and AutoCAD LT	35%				35%
Upgrade and Crossgrade Revenue (in millions)	$47				$47

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$14				$14
FX Impact on Cost of Revenue and Total Operating Expenses	$(2)				$(2)
FX Impact on Operating Income	$12				$12

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$216				$216
Architecture, Engineering and Construction	$149				$149
Manufacturing	$134				$134
Media and Entertainment	$42				$42
Unallocated amounts	$(11)				$(11)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.7				229.7
Fully Diluted Weighted Average Shares Outstanding	234.1				234.1
Shares Repurchased	2.5				2.5

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, and non-GAAP operating margins.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, amortization of purchased intangibles, discrete tax provision items and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall  understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
(2) GAAP Gross Margin	90%				90%
Stock-based compensation expense	-%				-%
Amortization of developed technology	2%				2%
Non-GAAP Gross Margin	92%				92%

(3) GAAP Operating Expenses	$436				$436
Stock-based compensation expense	(32)				(32)
Amortization of customer relationships and trade names	(8)				(8)
Non-GAAP Operating Expenses	$396				$396

(4) GAAP Operating Margin	16%				16%
Stock-based compensation expense	6%				6%
Amortization of developed technology	2%				2%
Amortization of customer relationships and trade names	1%				1%
Non-GAAP Operating Margin	25%				25%

(5) GAAP Net Income	$79				$79
Stock-based compensation expense	33				33
Amortization of developed technology	10				10
Amortization of customer relationships and trade names	8				8
Discrete GAAP tax provision items	(6)				(6)
Income tax effect of non-GAAP adjustments	(14)				(14)
Non-GAAP Net Income	$110				$110

(6) GAAP Diluted Net Income Per Share	$0.34				$0.34
Stock-based compensation expense	0.14				0.14
Amortization of developed technology	0.04				0.04
Amortization of customer relationships and trade names	0.03				0.03
Discrete GAAP tax provision items	(0.03)				(0.03)
Income tax effect of non-GAAP adjustments	(0.05)				(0.05)
Non-GAAP Diluted Net Income Per Share	$0.47				$0.47

Reconciliation for Fiscal 2013:
The following is a reconciliation of anticipated fiscal 2013 GAAP and non-GAAP operating margins:

	FISCAL 2013
GAAP operating margin basis point improvement over prior year	120
Stock-based compensation expense	120
Amortization of purchased intangibles	(40)
Non-GAAP operating margin basis point improvement over prior year	200

Reconciliation for Long Term Operating Margins:
Autodesk is not able to provide targets for our long term (ending with fiscal year 2015) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.

Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528	$546	$549	$592	$2,216
License and Other Revenue	$323	$333	$331	$370	$1,358
Maintenance Revenue	$205	$213	$217	$222	$858

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	91%	91%	91%	92%	92%

GAAP Operating Expenses	$395	$394	$399	$443	$1,631
GAAP Operating Margin	15%	17%	16%	15%	16%
GAAP Net Income	$69	$71	$73	$72	$285
GAAP Diluted Net Income Per Share (c)	$0.29	$0.30	$0.32	$0.31	$1.22

Non-GAAP Operating Expenses (1)(3)	$364	$360	$366	$406	$1,495
Non-GAAP Operating Margin (1)(4)	23%	25%	25%	24%	24%
Non-GAAP Net Income (1)(5)	$94	$104	$102	$106	$405
Non-GAAP Diluted Net Income Per Share (1)(6)(c)	$0.40	$0.44	$0.44	$0.46	$1.74

Total Cash and Marketable Securities	$1,526	$1,553	$1,534	$1,604	$1,604
Days Sales Outstanding	47	49	43	61	61
Capital Expenditures	$23	$17	$9	$14	$63
Cash Flow from Operating Activities	$128	$132	$138	$175	$574
GAAP Depreciation and Amortization	$25	$30	$31	$30	$116

Deferred Maintenance Revenue Balance	$543	$566	$553	$633	$633

Revenue by Geography (in millions):
Americas	$181	$191	$200	$226	$799
Europe, Middle East and Africa	$215	$212	$202	$234	$862
Asia Pacific	$132	$143	$146	$133	$555
% of Total Rev from Emerging Economies	15%	16%	16%	16%	16%

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$211	$199	$210	$214	$833
Architecture, Engineering and Construction	$141	$158	$152	$175	$626
Manufacturing	$123	$136	$134	$148	$540
Media and Entertainment	$53	$54	$53	$55	$216

Other Revenue Statistics:
% of Total Rev from Flagship	61%	56%	57%	56%	58%
% of Total Rev Suites	23%	29%	27%	27%	27%
% of Total Rev New and Adjacent	15%	15%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	37%	31%	31%	32%	33%
Upgrade and Crossgrade Revenue (in millions)	$53	$41	$37	$54	$185

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$(3)	$8	$12	$12	$29
FX Impact on Cost of Revenue and Total Operating Expenses	$(9)	$(17)	$(12)	$(5)	$(43)
FX Impact on Operating Income	$(12)	$(9)	-	$7	$(14)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$199	$187	$198	$204	$788
Architecture, Engineering and Construction	$128	$143	$138	$161	$570
Manufacturing	$113	$124	$122	$136	$496
Media and Entertainment	$43	$44	$43	$45	$175
Unallocated amounts	$(9)	$(10)	$(12)	$(11)	$(42)

Common Stock Statistics (in millions):
Common Shares Outstanding	230.5	228.8	226.6	225.9	225.9
Fully Diluted Weighted Average Shares Outstanding	237.1	236.6	230.7	231.5	233.3
Shares Repurchased	1.7	2.5	3.5	2.0	9.7

(a) Totals may not agree with the sum of the components due to rounding.

(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses.  Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period.  Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period.  Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results.  All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Constant currency revenue growth	12%	14%	12%	10%	12%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior period amounts have been changed to conform to current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, and non-GAAP operating margins.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, discrete tax provision items and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall  understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	-%	-%	-%	-%	-%
Amortization of developed technology	1%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$395	$394	$399	$443	$1,631
Stock-based compensation expense	(25)	(26)	(25)	(29)	(105)
Amortization of customer relationships and trade names	(7)	(9)	(8)	(8)	(32)
Restructuring charges	-	1	-	-	1
Non-GAAP Operating Expenses	$364	$360	$366	$406	$1,495

(4) GAAP Operating Margin	15%	17%	16%	15%	16%
Stock-based compensation expense	5%	5%	5%	5%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	2%	2%	2%	1%
Restructuring charges	-%	-%	-%	-%	-%
Non-GAAP Operating Margin	23%	25%	25%	24%	24%

(5) GAAP Net Income	$69	$71	$73	$72	$285
Stock-based compensation expense	26	27	26	30	109
Amortization of developed technology	8	9	11	10	38
Amortization of customer relationships and trade names	7	9	8	8	32
Restructuring charges	-	(1)	-	-	(1)
Discrete GAAP tax provision items	(4)	1	(4)	1	(7)
Income tax effect of non-GAAP adjustments	(12)	(12)	(11)	(15)	(51)
Non-GAAP Net Income	$94	$104	$102	$106	$405

(6) GAAP Diluted Net Income Per Share	$0.29	$0.30	$0.32	$0.31	$1.22
Stock-based compensation expense	0.11	0.12	0.11	0.13	0.47
Amortization of developed technology	0.03	0.04	0.05	0.04	0.16
Amortization of customer relationships and trade names	0.03	0.04	0.03	0.04	0.14
Restructuring charges	-	(0.01)	-	-	(0.01)
Discrete GAAP tax provision items	(0.02)	0.01	(0.02)	-	(0.03)
Income tax effect of non-GAAP adjustments	(0.04)	(0.06)	(0.05)	(0.06)	(0.21)
Non-GAAP Diluted Net Income Per Share	$0.40	$0.44	$0.44	$0.46	$1.74